UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2008

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On May 22, 2008, Nanogen, Inc. (the “Company”) announced that it is taking steps to reduce costs and improve margins of its rapid testing products by consolidating its point of care manufacturing operations. The consolidation will include the transfer of current operations in Toronto, Canada to the Company’s San Diego facility and the cessation of manufacturing operations in Canada by the end of 2008.

The Company’s qualitative cardiac products, acquired two years ago from Spectral Diagnostics, are currently manufactured in Toronto while development and pilot manufacturing activities for the Company’s next generation immunoassay activities are currently in San Diego. Consolidating operations to one location will reduce manufacturing cost and further focus resources on the next generation platform and products.

The Company will transition manufacturing activities to San Diego over the next several months and does not expect any interruption of product supplies to customers. The Company estimates that it will reduce its workforce by approximately 30 people and reduce overall costs, starting in 2009, by approximately $3,000,000.

Because the Company has not committed to a specific plan of transition, it is unable at this time to estimate (i) the total amount or range of amounts of costs expected to be incurred in connection with the transition, or (ii) the total amount or range of amounts of the charge that will result in future cash expenditures, if any, that might be required in connection with the transition.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following document is filed as exhibit to this report:

99.1	Press Release dated May 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date: May 23, 2008	By:	/s/ Nicholas J. Venuto
	Name:	Nicholas J. Venuto
	Title:	Chief Financial Officer